ACCOUNTANTS' CONSENT


     Dana F. Cole & Company, LLP, hereby consents to the use of its report dated August 26, 2002, relating to the audited financial statements for years ending December 31, 2001 and 2002 in a registration statement on SB-2 of WorkPlace Compliance, Inc. (formerly E-biz Venture Corp.)



     August 30, 2002


                                   /s/Dana F. Cole & Company, LLP
                                   Dana F. Cole & Company, LLP